Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

CenterPoint Energy Resources Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	6.10% Senior Notes due 2035	457(a)	$75,000,000	100%	$75,000,000	0.00011020	$8,265

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$75,000,000		$8,265

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$8,265

(1) Represents the aggregate principal amount of CenterPoint Energy Resources Corp.’s 6.10% Senior Notes due 2035 to be offered in the exchange offer to which the registration statement relates.

(2) Calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended.